Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into effective as of May 12, 2011 (the “Effective Date”) by and between Chuck Scullion (“Executive”), an individual, and Motricity, Inc. (the “Company”), a Delaware corporation.

WHEREAS, the Company desires to employ Executive on a full-time basis and Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Position and Title. During the Term (as defined below), the Company will employ Executive as its Chief Strategy and Administrative Officer, reporting to the Company’s Chief Executive Officer. In this position, Executive shall perform such additional reasonable and lawful duties as may be specified from time to time by the Company’s Chief Executive Officer. Executive accepts employment and service, upon the terms and conditions set forth in this Agreement. The Executive represents and warrants to the Company that he is not subject to any contract or covenant that prohibits him from accepting employment with the Company in accordance with the terms herein.

2. Duties. Subject to the provisos in the immediately following sentence, Executive shall have such authority, power, duties and responsibilities as are and as may be reasonably assigned to Executive by the Company’s Chief Executive Officer in connection with his service as Chief Strategy and Administrative Officer of the Company. As part of such authority, power, duties and responsibilities Executive shall have (i) profit and loss responsibility for a portion of the Company’s business within eighteen (18) months of the Effective Date and (ii) typical authority to control the hiring and termination of employees of the Company reporting directly to Executive (other than any Section 16 officers of the Company and provided that Executive shall have no authority to determine whether such terminations are without “cause” or for “good reason”); provided, that in no event shall Executive have any of the authority, power, duties and responsibilities held by the President and Chief Operating Officer of the Company without such officer’s express prior consent. Subject to and consistent with Section 7 below, Executive shall perform his duties faithfully and to the best of his abilities and shall devote his full business efforts and time exclusively to the Company and any of its affiliates.

3. Term. Subject to the provisions for earlier termination set forth in Section 5 below, Executive’s employment hereunder shall commence on the Effective Date and shall continue for a term of two (2) years from the Effective Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one year periods (each, a “Renewal Term” and such Renewal Terms, together with the Initial Term, the “Term”) unless either party provides written notice of such party’s intent not to continue this Agreement no less than 90 days prior to the expiration of the then-current Term.

4. Compensation.

(a)	Salary. Effective as of the Effective Date and continuing until the expiration of the Term, the Company shall pay to Executive a semi-monthly base salary of $14,375.00 USD, annualized at $345,000.00 USD per year (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time. Executive’s Base Salary shall be subject to annual review for increases from time to time, but may not be decreased below $345,000.00 USD per year without Executive’s consent, unless such reduction is part of a expense reduction in which the base salaries of all senior executives of the Company are reduced by similar percentage amounts.

(b)	Annual Bonus. Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) targeted at seventy percent (70%) of his Base Salary; provided, however, that any Annual Bonus for the calendar year ending December 31, 2011 shall be pro-rated for Executive’s actual service with the Company for the portion of the year from the Effective Date through December 31, 2011. The Annual Bonus will be subject to the terms and conditions set forth in the Corporate Incentive Plan (as may be amended from time to time by the Compensation Committee of the Company’s Board of Directors (the “Board”), the “Corporate Incentive Plan”) or similar plan as may be applicable from time to time. In the event that the terms of this Agreement conflict with those of the Corporate Incentive Plan, the Corporate Incentive Plan shall control.

(c)	Equity Participation. Executive shall be granted, as of the Effective Date:

(i)	a stock option to purchase 193,500 shares of the Company’s common stock, par value $0.01 (“Common Stock”), subject to the vesting schedule described below (the “Option”). The exercise price of the Option shall be the closing price of the Common Stock as listed on the NASDAQ Global Select Market on the grant date; and

(ii)	a grant of 40,000 restricted shares of Common Stock subject to the vesting schedule described below (the “Restricted Stock”).

The Option and the Restricted Stock shall be subject to the terms and conditions of the Company’s 2010 Long-Term Incentive Plan, as may be amended from time to time, and the governing agreements. If Executive continues to be an employee in good standing with the Company on the applicable vesting dates, the Option and the Restricted Stock shall each vest in equal installments of 25% on the first four anniversaries of the Effective Date and the Option shall have a 10 year term.

(d)	Employee Benefits. As a full-time regular employee, the Executive will be eligible for participation in the Company’s welfare benefits plans as in effect from time to time and which are available to the Company’s senior executives at comparable levels. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage Executive elects. At this time, the Company’s benefits offered include:

•	Group health insurance

•	Employee Assistant Program

•	FSA: Medical Savings Account

•	FSA: Dependent Care Reimbursement

•	HSA: Health Savings Account

•	Group dental insurance

•	Group vision insurance

•	Life Insurance and Accidental Death and Dismemberment (3X Executive’s annual base salary not to exceed $800,000)

•	Voluntary Life & AD&D for Employee and Dependents

•	Long term disability – Employer paid

•	Short term disability – Employer paid

•	401(k) plan

•	Eight paid holidays plus two floating holidays

•	20 accrued Paid Time Off (PTO) days

•	Five sick days

For the avoidance of doubt, Executive shall not be entitled to any benefits other than those typically available to Company’s senior executives and shall be subject to the terms and conditions of the governing plan as well as the sole discretion of the Company to amend or terminate any such plan, policy or program at any time with or without notice.

(e)	Relocation.

(i)

Relocation Program. Executive shall be eligible for participation in the Company’s relocation program dated May 28, 2008 (the “Relocation Program”) to relocate from Executive’s current residence to the Bellevue, Washington area. In the event that Executive is in good faith unable to sell Executive’s primary residence, located at 805 Longford Drive, South Lake, Texas 76092, within 90 days after the Effective Date, the Compensation Committee of the Company’s Board of Directors shall declare such inability to sell an “undue hardship” and Executive will be allowed to participate in the Guaranteed Offer Program as set forth in Appendix B to the Relocation Policy. As a condition to being able to participate in the Relocation Program, Executive agrees (A) to be bound by the terms of the Relocation Program, (B) to relocate on a permanent basis to the Bellevue, Washington area by no later than September 30, 2011 (the “Washington Relocation”), and (C) to execute the Agreement to Repay Relocation Costs attached as Appendix A hereto (the “Relocation Repayment Agreement”) prior to the Effective Date.

(ii)	Relocation Bonus. If Executive completes the Washington Relocation by September 30, 2011, Executive shall be entitled to a $200,000.00 USD bonus; provided, that if Executive completes the Washington Relocation by July 31, 2011, then Executive shall receive an additional $90,000.00 USD bonus (any such bonuses together, the “Relocation Bonus”). The Relocation Bonus shall be deemed to be reimbursement of relocation costs subject to forfeiture under the terms of the Relocation Repayment Agreement. The Relocation Bonus and the Relocation Repayment Agreement shall both be subject to the terms and conditions of the Relocation Program.

(iii)	Commuting Expenses. The Company shall pay for temporary accommodations for Executive (including hotel accommodations and miscellaneous expenses), related to his temporary weekly commuting expenses from the State of Texas to the Belview, Washington area for the period beginning on the Effective Date through September 30, 2011.

(f)	Legal Fees. The Company shall pay Executive’s legal fees arising from the negotiation of this Agreement, subject to such legal fees not exceeding $10,000.00 and Executive providing the Company with documentation related to the legal fees incurred by the Executive.

5. Termination of Employment.

(a)

Termination of Employment by the Executive for Good Reason. In the event Executive’s employment is terminated by Executive during the Initial Term for Good Reason (as defined below) the terms and amount of any payments in connection with such termination shall be governed by the Company’s Executive Officer Severance/Change in Control Plan as then in effect and notwithstanding anything otherwise provided in the Company’s Executive Officer Severance/Change in Control Plan or this Agreement, Executive shall additionally be entitled to acceleration of vesting and/or exercisability of twenty-five percent (25%) of (i) any outstanding options issued pursuant to the Option and unvested as of the date of Executive’s termination, and (ii) any outstanding shares issued pursuant to the Restricted Stock and unvested as of the date of Executive’s termination; for the avoidance of doubt, the acceleration provided in this Section 5(a) shall not apply to any future equity agreement between the Company and Executive.

(b)	Termination on Death or Disability. In the event that Executive dies or becomes Disabled or is terminated for any reason other than a reason set forth in Section 5(a) above or Section 5(c) below, the Company shall pay to Executive, or Executive’s beneficiary or beneficiaries designated in writing to the Company, or to Executive’s estate in the absence or lapse of such designation, only the Base Salary, as in effect at the date of such occurrence, through the last day of the month in which death or Disability occurred and any accrued and unpaid bonus, vacation, and benefits as of the last day of the month in which death or Disability occurred provided that nothing in this Section 5(b) or otherwise in this Agreement shall limit any rights or entitlements Executive may have to benefits that cannot be waived under applicable law or the terms of any disability, life insurance or other benefit plans, policies or programs of the Company.

(c)	Other Terminations. Except as otherwise provided in Section 5(a) above, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the terms and amount of any payments in connection with such termination shall be governed by the Company’s Executive Officer Severance/Change in Control Plan as then in effect. If Executive’s employment is terminated (i) by the Company for Cause, (ii) by Executive other than for Good Reason (including, without limitation, as a result of the Executive’s delivery ninety (90) days prior to the end of the Initial Term or any Renewal Term of written notice of his intent to not continue this Agreement), or (iii) as a result of the Company’s delivery ninety (90) days prior to the end of the Initial Term or any Renewal Term of written notice of its intent to not continue this Agreement, Executive will be entitled to only his earned and accrued Base Salary through the date of termination and employee benefits as may be earned and/or accrued through the termination date subject to and consistent with the terms of the relevant employee benefit plans and/or applicable law.

(d)	Surrender of Records and Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, emails, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic form, that relate in any way to the business, products, practices or techniques of the Company or any of its subsidiaries or affiliates, and all other property, trade secrets and confidential information of the Company or any of its subsidiaries or affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its subsidiaries or affiliates, which in any of these cases are in Executive’s possession or under Executive’s control. or any of its subsidiaries or affiliates, which in any of these cases are in Executive’s possession or under Executive’s control.

(e)	Equity Awards. Except as otherwise provided in Section 5(a) above, in the event of Executive’s termination by the Company, Executive’s rights to outstanding stock options and restricted stock shall be determined in accordance with the terms and conditions of the applicable governing plan(s), award agreement(s) and the Company’s Executive Officer Severance/Change in Control Plan, each as then in effect. For the avoidance of doubt, Executive shall not be entitled to any accelerated vesting of outstanding stock options and restricted stock, except as provided in Section 5(a) above or as otherwise provided in the terms and conditions of the applicable governing plan(s), award agreement(s) and the Company’s Executive Officer Severance/Change in Control Plan, each as then in effect.

(f)	Deemed Resignation. Upon termination of Executive’s employment for any reason or no reason, including with or without Cause or for Good Reason or no reason, whether by the Company or by Executive, Executive agrees that he automatically shall have been deemed to have resigned from all positions as an officer, director and employee of the Company or any subsidiaries or affiliates thereof without any further action on the part of Executive. In connection therewith, simultaneously with the execution and delivery of the Release (if applicable), Executive shall deliver a resignation letter effecting his resignation in a form acceptable to the Company.

(g)	COBRA. For the avoidance of doubt, upon termination of this Agreement in accordance with any of the provisions of this Section 5 (including, without limitation, as a result of either party’s delivery ninety (90) days prior to the end of the Initial Term or any Renewal Term of written notice of their intent to not continue this Agreement) notwithstanding that Executive may separately elect to continue benefits coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive shall not be entitled to payment or reimbursement from the Company with respect to the cost of such continuation coverage under COBRA.

6. Restrictive Covenants.

(a)

During the Term and for a period of twelve (12) months following the date of Executive’s termination of employment with the Company for any reason or no reason (including, without limitation, as a result of either party’s delivery ninety (90) days prior to the end of the Initial Term or any Renewal Term of written notice of their intent to not continue this Agreement), Executive covenants and agrees that he shall not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than two percent (2%) of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is then a competitor with the Company’s Business (as defined below); provided, however, that if the Executive’s employment is terminated as a result of the Company’s delivery ninety (90) days prior to the end of the Initial Term or any Renewal Term of written notice of its intent not to continue this Agreement, then the twelve (12) month restrictive period described above in this Section 6(a) shall be reduced to nine (9) months following the date of Executive’s termination of employment with the Company provided that such termination of employment occurs within thirty (30) days of the expiration of the Initial Term or any Renewal Term. For purposes of this Agreement the Company’s “Business” shall be deemed to be (i) mobile data solutions that enable wireless carriers and enterprises to deliver hosted, managed mobile data service offerings, including services to access the Internet using a mobile device, services to market and distribute a wide range of mobile content and applications, messaging services and billing support and settlement services, including, without limitation, services provided by mobile telecommunication carriers, and (ii) any other services, products or developments conducted or under development by the Company at the time of Executive’s termination of employment with the Company; (i) and (ii) above as conducted by the Company or any of its subsidiaries or affiliates, whether with respect to customers, sources of supply or otherwise.

(b)	During the Term and continuing for a period of two (2) years following the date of Executive’s termination of employment with the Company for any reason or no reason (including, without limitation, as a result of either party’s delivery ninety (90) days prior to the end of the Initial Term or any Renewal Term of written notice of their intent to not continue this Agreement), Executive covenants and agrees that he shall not directly, or indirectly, for himself or for any other Person: (i) knowingly solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer or client; (ii) knowingly attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates; or (iii) knowingly solicit, entice away, hire or otherwise attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate his/her employment with the Company or any of its subsidiaries or affiliates or otherwise interfere with his or her employment with the Company or any of its subsidiaries or affiliates.

(c)	Executive represents to and agrees with the Company that the enforcement of the restrictions contained in this Agreement and in the Company’s Non-Disclosure, Noncompetition, and Intellectual Property Protection Agreement (the “Non-Disclosure Agreement”) is necessary to protect the proprietary rights of the Company and its subsidiaries and affiliates and the confidential information described in the Non-Disclosure Agreement. Notwithstanding the foregoing, Executive further agrees that the aforementioned representations would not be unduly burdensome to Executive and that such restrictions are reasonably necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates. In the event of any violation of the provisions of this Section 6, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(d)	Executive also agrees that the remedy of damages for any breach by Executive of the provisions of either this Agreement or the Non-Disclosure Agreement shall be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond (in addition to any and all remedies the Company may have in law and equity), and Executive agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate the Company. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6, is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. The provisions of this Section 6 and the Non-Disclosure Agreement constitute an independent and separable covenant which shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

7. Full-Time Commitment. Executive acknowledges, agrees and understands that the implementation and performance of the Company’s business plan is a critical and time sensitive process and that full and complete implementation of the business plan is essential to the long-term survival, continuation and preservation of the business of the Company and that any termination by Executive of Executive’s performance of his duties hereunder will result in substantial costs and damages to the Company. During the term of Executive’s employment, he shall devote his time, attention and efforts, on a full-time basis at the Company’s Bellevue headquarters or on Company approved business travel for the business and affairs of the Company and shall use his best efforts to achieve the full and complete implementation of the Company’s business plan. Executive agrees to serve the Company faithfully and to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient matter. During Executive’s employment with the Company, he shall not serve as a member of a board, advisory group or similar governing body without the prior approval of the Board (such approval not to be unreasonably withheld) and provided that such activities in connection with such service (i) do not conflict or interfere with the performance of Executive’s duties and responsibilities hereunder, (ii) do not violate or potentially violate any law or (iii) do not violate or potentially violate Section 6 or the Non-Disclosure Agreement. Notwithstanding the foregoing, Executive agrees that, in the event that the Company determines, in its sole and exclusive judgment, that he is, or will likely be, engaged in, or about to engage in, any activity or activities that could violate the aforementioned provisions, the Company may require that Executive resign, discontinue, and/or recuse himself from such activities, notwithstanding that the Board may have previously approved Executive’s service on an outside board of directors. Executive hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during his employment with the Company, he will not render or perform services for any other corporation, firm, entity or Person that are inconsistent with the provisions of this Agreement.

8. Definitions. For purposes of this Agreement, capitalized terms used herein shall have the following meanings:

(a)	“Cause” shall mean Executive’s (i) failure to perform substantially all of the duties assigned to Executive pursuant to Section 2 or otherwise to perform substantially all of the duties of the Chief Strategy and Administrative Officer of the Company; (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its subsidiaries or affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its subsidiaries or affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its subsidiaries or affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its subsidiaries or affiliates; (viii) willful disloyalty to the Company or any of its subsidiaries or affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs Executive’s ability to carry out his duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and Executive.

(b)	“Disability” shall mean any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days during any period of any three hundred sixty-five (365) calendar days.

(c)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(d)	“Good Reason” shall mean, without Executive’s consent: (i) a material reduction in the Executive’s annual base salary; (ii) a material diminution in the Executive’s authority, duties and responsibilities (as contemplated by Section 2 herein); provided, that serving in a similar functional role (e.g., financial, legal) at a subsidiary or division shall not in and of itself be deemed a material diminution; (iii) any action or inaction that constitutes a material breach by the Company of this Agreement; (iv) other than in connection with the Washington Relocation, a change in the metropolitan area in which Executive performs his services; or (v) a material breach by the Company of this Agreement; provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

(e)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

9. General Provisions.

(a)

Governing Law and Venue. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Delaware without regard for any rules of conflicts of law. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to, or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Delaware and the parties each hereby waive the right to a trial by jury of any claim, demand, action or causes of action under this Agreement. Executive and the Company consent to the jurisdiction of such courts over the subject matter of this Agreement. Executive waives any right Executive might have to transfer or change the venue of any litigation brought against Executive by the Company. In no event shall any dispute arising out of, or in connection with, this Agreement be submitted to arbitration or mediation.

(b)	Withholding/Taxes.

(i)	The Company will withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(ii)	Executive may satisfy tax withholding obligations by surrendering to the Company shares of Company Common Stock.

(iii)	The Company will not pay or otherwise gross-up Executive for any Federal, state, local or foreign taxes related to or arising with respect to any benefit provided or payment made under this Agreement.

(c)	Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement will be administered and interpreted in a manner consistent with this intent, Executive and the Company agree to work together in good faith in an effort to comply with Section 409A and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, and no payments shall be due to Executive under this Agreement which are payable upon termination of Executive’s employment, until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything in this Section 9(c), the Company shall not be responsible for any additional taxes or interest imposed on Executive pursuant to Section 409A.

(d)	No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

(e)	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

TO THE COMPANY:

Motricity, Inc.

601 108th Avenue NE

Suite 800

Bellevue, WA 98004

Attn: General Counsel

TO EXECUTIVE:

At the most recent address on file with the Company.

WITH A COURTESY COPY SENT TO:

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, NY 10016

Attn: Wendi S. Lazar, Esq.

(f)	Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

(g)

Successors and Assigns. This is an agreement for personal services and may not be assigned by Executive. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

(h)	Entire Agreement and Amendments. This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements and any negotiations, understandings and covenants with respect to the subject matter hereof; provided, however, that, in the event of any inconsistencies between this Agreement and any other plans or documents signed by Executive or related to Executive’s employment with the Company, this Agreement shall control and be binding. This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing.

(i)	No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person shall be a third-party beneficiary hereof.

(j)	Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

(k)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MOTRICITY, INC.

By:	/s/ Ryan K. Wuerch
	Name:	Ryan K. Wuerch
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Chuck Scullion
Chuck Scullion

SIGNATURE PAGE – SCULLION EXECUTIVE EMPLOYMENT AGREEMENT

Appendix A

Agreement to Repay Relocation Costs

See attached.

APPENDIX A: AGREEMENT TO REPAY RELOCATION COSTS

In exchange for Motricity, Inc. (the “Company”) paying the cost of my relocation from South Lake, Texas to Bellevue, Washington in connection with my relocation, and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, I, Chuck Scullion, hereby agree that:

1.	If I resign my employment with the Company, or if I am terminated by the Company for cause, within the first twenty-four months of my relocation, I will repay the relocation costs to the Company as follows:

Length of Time Employed Since Relocation	Percentage of Relocation Costs to be Repaid
Fewer than 18 months	100%
Between 18 and 24 months	75%
Greater than 24 months	0%

2.	The Company may withhold any amount due from me under this agreement from any amount(s) otherwise payable to me as of the last day of employment with the Company. Otherwise, I will repay any amount due from me under this agreement within thirty (30) days after my departure from the Company. If I fail to do so, the Company may bring an action in court to recover the amount due. The acceptance by the Company of partial or delinquent payments, or the failure of the Company to exercise any rights under this agreement, shall not waive any of my obligations, or the rights of the Company, modify this agreement or waive any other similar breach of this agreement by me.

3.	I will not be required to repay any portion of the relocation costs if I remain employed with the Company for twenty-four months after my relocation or if the Company terminates my employment other than as set forth in Paragraph (1).

4.	This agreement does not constitute, and may not be construed as, a commitment by the Company to employ me for any specific duration. My employment with the Company will be at will, which means I may leave the Company, or the Company may require that I leave its employment, for any reason, at any time.

5.	This agreement represents my entire understanding with the Company, and supersedes all prior oral or written agreements or understandings, with respect to the repayment of my relocation costs. It may be changed only by a written agreement signed by me and the V.P. HR, or his designee.

6.	This agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns.

7.	This agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws.

8.	I acknowledge that I have had a reasonable amount of time in which to read and consider the terms of this agreement prior to signing it.

Approved:

/s/ Christopher Dorr	/s/ Charles Scullion
Chief Human Resources Officer	Transferee (signature)

5/17/2011	Charles Scullion
Date	Print Name